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                                                                    EXHIBIT 23.2

[DELOITTE & TOUCHE, LLP LETTERHEAD]



INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-107620 of SR Telecom Inc. on Form F-4 of our reports dated February 7, 2003 (except as to Notes 26 a), 26 b) and 26c), which are as of March 27, 2003, May 1, 2003 and July 18, 2003, respectively) and July 18, 2003 with respect to the consolidated financial statements of SR Telecom Inc. appearing in the joint proxy statement/ prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Experts" in the Registration Statement

/s/ DELOITTE & TOUCHE LLP
August 6, 2003